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                                                                   EXHIBIT 10.22

[DSC COMMUNICATIONS CORPORATION LETTERHEAD]

DAVID T. BOYCE
VICE PRESIDENT, INTERNATIONAL SALES & SERVICE

DECEMBER 31, 1992

Sir John Fairclough
"The Old Blue Boar"
25 St. Johns Street
Winchester, S023 8HF
England

Dear Sir John,

The purpose of this letter is to confirm our arrangement whereby you will perform consulting services to DSC Communications Corporation ("DSC") and its subsidiaries.

Your specific consulting tasks will be assigned to you by DSC's Chairman of the Board or his designee. These tasks will be undertaken by you in accordance with a schedule to be mutually agreed upon and will generally be in the area of technology and United Kingdom Telecommunication trends. It is presently anticipated that you will devote approximately one (1) day per month to providing such consulting services to DSC; however, it is recognized that the actual number of hours will vary by month.

You will receive compensation at the rate of L.7,500 per calendar quarter payable quarterly in arrears. It is agreed that no payments made to you pursuant to this letter agreement will be used by you to improperly influence the actions of any other person on DSC's behalf. DSC will reimburse you for reasonable expenses incurred for meals, lodging, and travel incurred by you as a result of any work performed by you at DSC's request.

With respect to services performed by you, you will deliver to DSC such written or oral reports in reasonable detail as requested by DSC.

The work product of your services, including results, and all ideas, developments and inventions which you conceive or reduce to practice during the course of your performance under this Agreement shall be the exclusive property of DSC. This
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Sir John Fairclough
December 31, 1992

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information, and material, and any such inventions shall be deemed DSC proprietary information and shall not be disclosed to anyone outside of DSC, or used by you or others without the prior, written consent of DSC. Any article, paper, treatise, computer program, or report prepared by you pursuant to this Agreement, or which discusses the services performed hereunder or the results thereof ("Written Data") and which qualifies as a "work-for-hire" under the copyright laws of the United States, shall be the exclusive property of DSC as a "work-for-hire". All right, title, and interest, including any copyright in and to any Written Data which does not qualify as a "work-for-hire" shall be deemed to have been "work-for-hire" and shall be deemed to have been automatically transferred to DSC from the date of inception thereof. Upon DSC's request, you shall execute any document and render such other assistance as reasonably necessary to perfect the full formal conveyance of copyright. Written Data shall not be published or submitted for publication by you without the prior, written approval of DSC. Further, if any such article, paper, treatise, computer program, or report includes work previously copyrighted by you, you hereby grant DSC a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.

You shall maintain confidential and secret all information which may be identified to you as being confidential or secret in character, and you shall not disclose this information to any other person (including DSC employees in any other division, group or entity), firm, or corporation. You shall also maintain confidential the "know-how" and future plans of DSC relating to the fields of endeavor in which you perform investigations, evaluations, and services for DSC as well as the nature of certain work projects to which you are exposed and the identify of persons working on those projects. The obligations of this paragraph shall survive the expiration or termination of this Agreement.

You warrant that you are not a party to any other agreement which would prevent you from entering into this Agreement or which would adversely affect this Agreement.

This Agreement shall be effective as of October 1, 1992 and may be terminated for convenience by either party upon not less than thirty (30) days written notice to the other.

The terms and conditions of this Agreement and performance hereunder shall be construed in accordance with the laws of the State of Texas and the United States of America.
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Sir John Fairclough
December 31, 1992

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This Agreement shall not be assignable by you without the written consent of
DSC, and any purported assignment, including full or partial assignment or delegation to any agent or subcontractor, not permitted hereunder shall be void.

This Agreement and any attachment hereto shall be modified only in a writing signed by both the parties.

This document constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties or any official or representative thereof concerning the subject matter hereof.

Please confirm that the foregoing accurately sets forth our agreement by signing the enclosed copy of this letter where indicated below and return it to me.

                                          Very truly yours,

                                          DSC COMMUNICATIONS CORPORATION


                                          /s/ DAVID T. BOYCE
                                          David T. Boyce

Confirmed, agreed to and
accepted:

/s/ SIR JOHN FAIRCLOUGH
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Sir John Fairclough